Exhibit (p)(1)

Code of Ethics/Staff Dealing Policies and

Procedures

HSBC Global Asset Management (USA) Inc.

Compliance

FINAL

Version 2.0

February 2015

RESTRICTED: No part of this publication may be reproduced, stored in a retrieval system, or transmitted, on any form or by any means, electronic, mechanical, photocopying, recording, or otherwise, without the prior written permission of HSBC Global Asset Management (USA) Inc.

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Revision History

Date	Version	Status	Prepared by	Comments
September 2012	1.1	lnitial	Janet Squitieri	Overarching Policy to Support Code of Ethics and Gifts and Entertainment Policy

September 2012	1.2	Revision	Stephen M. Benham	Addition to cover contingent workers and AMEU Associated Persons

April 2014	1.3	Addendum	Emily Wong	Policy Update - Anti Bribery Policy: Gifts, Gratuities & Entertainment Compliance Officers - Updated

February 2015	2.0	Revision	Emily Wong Michael Vaccarello

➢ New: Relationship to Other Procedures section

➢ Defined access persons; beneficial ownership

➢ Modified annual and quarterly reporting section

➢ Removed ‘broad-based’ ETF as an exempt security

➢ Subject all employees to 7 day blackout period; general enhancement

➢ Prohibit IPOs; option contracts under 30 days

➢ Include outside directors as access persons

➢ New: Outside business activities and private investments

➢ Trading in HSBC Group Securities

➢ Changed Material Nonpublic Information Policy to Insider Trading Policy

➢ Removed AMEU access persons

➢ Clarified substituted compliance for non-employee directors

➢ Enhanced Gifts/Entertainment policy section; added links to supporting policies

➢ Enhanced pre-clearance approval policy

➢ Updated appendix and forms

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Document Control

Role	Name	E-mail	Telephone
Executive Sponsor	Stephen Beach	Stephen.x.beach@us.hsbc.com	212-525-4870

Owner	AMUS Compliance	AMUS.Compliance@us.hsbc.com

Preparer	Michael Vaccarello Emily Wong	Michael.d.vaccarello@us.hsbc.com —	212-525-2077 —

HSBC Global Asset Management (USA) Inc. Compliance is responsible for maintaining version series, original requests, supporting documentation and approvals of this procedure.

Effective Date:

February 2015

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I.	INTRODUCTION

Rule 204A-1 of the Investment Advisers Act of 1940 (the “Act”) requires registered investment advisers to adopt and enforce codes of ethics setting forth standards of conduct and that require compliance with Federal Securities laws. The HSBC Global Asset Management (USA) Inc. (“AMUS”) Code of Ethics/Staff Dealing Policy (“Code”) is based on the principle that its officers, directors, and employees have a fiduciary duty to place the interests of clients first and to conduct all personal securities transactions in accordance with the requirements of the Code, in compliance with Federal Securities laws and in a manner that avoids actual or potential conflicts of interest and does not otherwise take inappropriate advantage of a client relationship or abuse a position of trust and responsibility in respect of a client. Persons covered by this Code must adhere to this general principle as well as comply with the specific provisions of this Code.[1]

II.	RELATIONSHIP TO OTHER PROCEDURES

This procedure is one part of a multi-part workflow. The processes that precede and follow this procedure, as applicable, are identified in the following table.

Prerequisite Procedure Title	Version	Date	Owner	Location
RBWM FIM, Global Asset Management	—	10/1/2014	Global Asset Management	HSBC NOW Staff Site: Global Manuals

Global Risk FIM, Compliance	—	6/29/2013	Global Compliance	HSBC NOW Staff Site: Global Manuals

AMUS Compliance Manual	1.0	9/30/2014	AMUS Compliance	T:\Special\AMUS\Compliance GeneralInfo\AMUS Compliance Manual

Subsequent Procedure Title	Version	Date	Owner	Location
HSBC Securities (USA) Inc. (“HSI”) Staff Dealing Policy[2]	3.1	6/9/2014	US GBM & Wealth Management Compliance	US GBM & Wealth Management Compliance Staff Site

Anti-Bribery Policy: Gifts, Gratuities and Entertainment	3.3	1/28/2014	US GBM & Wealth Management Compliance	US GBM & Wealth Management Compliance Staff Site

1 Rule 17j-1(c)(1) under the Investment Company Act requires every registered investment company, and each investment adviser of or principal underwriter for such investment company, to adopt a written code of ethics containing provisions reasonably necessary to prevent its access persons from engaging in any act, practice or course of business prohibited by the general anti-fraud prohibition of Rule 17j-1. Rule 17j-1 requires, among other things, that the investment company’s board approve the code and that periodic reports and certifications be provided to the board concerning the operation of the code and any material violations that occur.

2 Covered Persons under this Code who are licensed FINRA representatives under the HSI broker-dealer are also bound by the HSI Staff Dealing Policy and all its requirements therein.

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III.	DEFINITIONS

A.	Access Person: All AMUS personnel are Access Persons and covered by this Code (referred to throughout as “Covered Persons”) including all employees, officers, directors[3], and consultants on assignment to AMUS for 30 days or longer.

B.	Advisory Client: Any client (including mutual funds, closed-end funds, and managed accounts) for which AMUS serves as an investment adviser, sub-adviser, and renders investment advice or makes investment decisions.

Beneficial Ownership: Any interest in a security for which an Access Person or any member of his or her immediate family sharing the same household can directly or indirectly receive a monetary (“pecuniary”) benefit. The term shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). Accordingly, a person will generally be considered the beneficial owner of a security if that person has the right to enjoy a direct or indirect economic benefit from the ownership of the security. For example, a person is normally regarded as the beneficial owner of securities held in (a) the name of his or her spouse, domestic partner, minor children, or other relatives living in his or her household, (b) a trust, estate, or other account in which he or she has a present or future interest in the income, principal or right to obtain title to the securities, or (c) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

C.	Code: Includes the Code of Ethics/Staff Dealing Policies and Procedures and Insider Trading Policies and Procedures.

D.	Covered Person: Includes all Access Persons of AMUS as defined above, and as the term is understood under Rule 204A-1 of the Investment Advisers Act of 1940.

E.	Federal Securities laws: Includes the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Sarbanes-Oxley Act of 2002; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the U.S. Securities and Exchange Commission (the “SEC”) under any of these statutes; the Bank Secrecy Act as it applies to funds and investment adviser; and any rules adopted thereunder by the Commission or the Department of Treasury.

F.	Fund: Any Advisory Client that is registered as an investment company under the Investment Company Act of 1940.

G.	HSBC Group Securities: Any Securities (and related investments in Securities) issued by any member of the HSBC Group, together with ADRs, Warrants, Options and other derivatives.

3 A substituted compliance approach will be used for any non-AMUS employee directors covered under the HSI Staff Dealing policy.

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H.	Immediate Family: Includes an employee’s spouse, minor children and other family members sharing the same household with the employee.

I.	Investment Personnel: Any AMUS employee who in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by Advisory Clients.

J.	Outside Director: Any AMUS director who is not employed by AMUS. An Outside Director will be considered a statutory Access Person of AMUS.

Generally, non-employee directors would not have access to (1) nonpublic information regarding any clients’ purchase or sale of securities; (2) nonpublic information regarding the portfolio holdings of any reportable fund nor are they involved in making securities recommendations to clients; or (3) have access to any such research or investment recommendations that are nonpublic.

However, since providing investment advice is AMUS’s primary business, the rule states that “all of your directors, officers and partners are presumed to be access persons.” As such, all directors, including non-employee directors, are presumed to be Access Persons and thus are subject to the requirements of 204A-1.

A substituted compliance approach will be used for the non-employee directors who are bound by the HSI Staff Dealing Policy, being supervised persons of HSI’s registered investment adviser. HSI Wealth Advisory Compliance should provide copies of any brokerage statement reviews, preclearance forms, and periodic certifications for said persons to AMUS Compliance for review and validation. Non-employee directors not employed by HSI or bound by the HSI Staff Dealing Policy will be covered persons under the AMUS Code of Ethics and subject to the policies herein.

K.	Security: Any note, stock, treasury stock, share of open-or closed-end investment company including ETFs, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security. For purposes of this Code, the term Security does not include: Securities issued by the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, commodities, futures and options traded on a commodities exchange, including currency futures. However, futures and options on any group or index of Securities are considered Securities.
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IV.	GENERAL PRINCIPLES

Persons covered by the Code must adhere to these general principles as well as comply with the Code’s specific provisions

A.	Covered Persons must not deal, relay or procure, advise or cause any other person to deal, in any investment in relation to which he/she has acquired unpublished price sensitive information, or in any investments related thereto.

B.	Covered Persons must not deal, or procure, advise, or cause any other person to deal, on the basis of confidential information that is in his or her possession as a result of his or her employment with AMUS.

C.	Covered Persons must not deal in circumstances that present or may present a conflict of interest with AMUS’ clients.

D.	Covered Persons must not deal if such dealing could potentially commit the employee to a financial liability which could not easily be met from readily available funds or which over-extends the employee’s financial resources.

E.	Covered Persons must not deal if such dealing could adversely affect the employee’s financial stability, good standing, reputation or best interests of AMUS or the HSBC Group.

F.	Covered Persons must not deal in circumstances that affect his or her duties to AMUS.

G.	Covered Persons must observe the spirit of these principles and any applicable regulatory requirements or legislation.

H.	Covered Persons who have knowledge of a violation of the Code must immediately report the matter, anonymously or directly to a Compliance Officer or member of the local management committee and ultimately to the Chief Compliance Officer. AMUS will confidentially investigate all such reports as possible. Adverse action will not be taken against an employee because he or she, in good faith, reports or participates in the investigation of a violation of this policy. Failure to report a violation of the Code pursuant to this policy may result in disciplinary action, up to and including discharge.
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V.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.	Insider Trading

AMUS forbids any Covered Person from relaying or trading, either personally or on behalf of others (including client accounts managed by AMUS), on material non-public information or communicating material non-public information to others in violation of the law. This conduct is referred to as “insider trading”. This policy applies to every person subject to the Code and extends to activities within and outside their duties at AMUS. For additional information see AMUS Compliance Manual.

B.	Arrangements with Brokers

Covered Persons may not engage, and may not permit any other person or entity to engage, in any purchase or sale of publicly-traded Securities of which a Covered Person has, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker-dealer.

Covered Persons must notify the Compliance Department and obtain its approval prior to opening any personal brokerage account. The form letter at Exhibit A can be used to request Compliance approval and notify the broker of the requirement to provide duplicate trade confirmations and account statements. AMUS should be named as an interested party on all personal brokerage accounts such that the broker-dealer provides duplicate periodic statements and trade confirmations directly to AMUS.

C.	Black Out Period

All Covered Persons are subject to the following black out period.

1.	If a purchase or sale order has been executed, or is pending/under consideration for any Advisory Client, a Covered Person may conduct personal transactions in that same Security (or any related Security) subject to the following condition:

i.	Covered Persons are restricted from purchasing or selling a Security (or related Security) for a period of seven calendar days before and after an Advisory Client purchases or sells the same Security.

A review of any purchase or sale of any Security or related Security by a Covered Person transacted 7 days prior to a trade for an Advisory Client in the same or related Security will be conducted by AMUS Compliance to determine whether such transaction occurred while under consideration for the Advisory Client

2.	The blackout period is subject to the following exceptions:

i.	The blackout period shall not apply to any purchase or sale of a Security for any Advisory Client if such transaction was initiated by a client and is not an
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investment decision or recommendation.

ii.	The blackout period shall not apply to transactions in equity Securities having a market capitalization in excess of $5 billion.

iii.	The blackout period shall not apply to any purchase or sale of shares of open-end investment companies advised by AMUS or its affiliates.

iv.	In certain circumstances, with prior approval from a Compliance Officer, exceptions may be granted to the blackout period.

Personal Securities transactions that are exempt from the blackout period remain subject to the other provisions of this Code, including pre-clearance and the 30 Day holding Period.

D.	30 Day Holding Period

All securities are subject to a 30-calendar day holding period. Exempt securities listed in Section VII are not subject to the 30-day hold period, but may be subject to other resale restrictions imposed as a condition of purchase (e.g. mutual fund frequent trading limitations). Compliance with the holding period will be calculated based on a first-in-first-out (FIFO) basis.

Under pressing and unforeseen circumstances, requests may be made to a Compliance Officer in writing (including via email) to waive the minimum holding period for a particular transaction. Such waivers are granted at the discretion of Compliance. Under no circumstance should an employee sell a security prior to the completion of the holding period without first obtaining written approval from the Chief Compliance Officer.

E.	Initial Public Offerings

Covered Persons may not acquire Securities in an initial public offering (“IPO”), excluding shares of open-end investment companies.

Investment made in connection with a Secondary Public Offering (follow-on offering) where HSBC acts in the capacity of underwriter is also prohibited.

F.	Short Selling

Short selling (selling Securities which you do not own), including writing an uncovered option on a Security, is prohibited.

G.	Options/Futures

Establishing an options/futures position within 30 calendar days of the expiration date of the contract is prohibited.
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H.	Private Placements

A private investment/private securities transaction (“PI”) includes, but is not limited to (a) general or limited partnership interests/offerings, (b) hedge funds or fund of funds, (c) venture capital investments, (d) real estate syndicates or (d) securities transactions made outside the regular course or scope of your employment with HSBC, including investments in offerings of securities not registered with the United States Securities and Exchange Commission (SEC) or any other regulatory authority.

An employee may engage in a PI only if such investment, in the opinion of the employee’s supervisor and Compliance, does not present an actual or potential conflict of interest and does not have an adverse impact with respect to the employee’s job responsibilities.

To ensure compliance with these requirements, AMUS has developed a formal disclosure and approval process for making these types of investments. The disclosure (and approval) of all private investments/securities transactions is facilitated through the Compliance Sentinel System (CSS).

New Private Investments/Private Securities Transactions
Employees who wish to engage in a new PI are required to disclose all pertinent details of the activity into CSS prior to committing to the investment and may not make the investment until the request is approved by their supervisor and reviewed by the AMUS CCO or designee.

Pre-existing Private Investments/Private Securities Transactions
Employees who engaged in a PI prior to joining HSBC must also disclose all pertinent details of the investment into CSS for review by the employee’s supervisor and Compliance. Maintaining the investment is contingent upon the matter being approved by the employee’s supervisor and reviewed by Compliance. If a determination is made that a continuation of the investment presents a real or potential conflict of interest, the employee will be contacted by their supervisor and the AMUS CCO or designee to determine the appropriate action or actions necessary to either reduce or eliminate the conflict.

I.	Unreasonable Trading

Covered Persons must not undertake any transaction which:

➢	commits a Covered Person to a financial liability which Covered Person is not able to meet from readily available funds or otherwise which is not commensurate with, or over-extend, Covered Person’s financial resources

➢	may affect a Covered Person’s good standing and reputation of that of AMUS or the HSBC Group; or

➢	reduces a Covered Person’s contribution to the work of Covered Person’s department and/or affects Covered Person’s duties to AMUS or its Advisory
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Clients.

A Compliance Officer reserves the right, in any event, to require an employee to close out or reverse a transaction.

J.	Receiving Credit or Special Facilities

Covered Persons must not request or accept from a broker, any credit or special trading facilities in connection with a transaction.

K.	Transactions Likely to Cause Conflict of Interest with Duties to Clients

Covered Persons must not trade in a Security at a time or in a manner which Covered Person knows, or should know, is likely to have an adverse effect on the particular interests of any Advisory Client of AMUS.

L.	Procuring Other· Persons to Trade

If you are precluded from trading under the procedures set out in the Code, you must not procure any other person to enter into such a transaction or communicate any information or opinion to another person if you know or have reason to believe that the other person will, as a result, enter into such a transaction or counsel or procure someone else to do so.

M.	Transactions with Clients

Subject to the other provisions of the AMUS Compliance Manual and to the extent permitted under Federal Securities laws, a Covered Person may not trade in Securities directly with any AMUS or HSBC Group client unless the client is a broker.

N.	Transactions in Securities Having an HSBC Group Involvement

There may be instances where you will not be permitted to trade in certain Securities as a result of the involvement of an affiliated HSBC Group company in a particular transaction as noted on the share dealing restricted list – staff dealing restrictions. Accordingly, AMUS and the HSBC Group reserve the right to prohibit without explanation trading by Covered Persons in order to prevent possible conflicts of interests and to comply with applicable law.

O.	Gifts and Entertainment

AMUS must adhere to the Global Banking and Markets Anti-Bribery Policy: Gifts, Gratuities and Entertainment. This policy governs gifts, gratuities and entertainment given and/or received by an employee in the course of business. The general requirements are as follows:

a. For HSI Brokerage Licensed Representatives (Dual-hatted Employees) HSI securities-related gifts and entertainment must be submitted to the Gifts and Entertainment Tracking System (GETS) – an HSI System.
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➢	With certain exceptions (see “Exclusion From Gift Prohibitions”), all gifts, regardless of dollar amount or whether given or received by an employee, must be entered into the GETS system as soon as possible but no later than 30 days after the exchange has taken place.

➢	All entertainment, given or received, regardless of the dollar amount, must be disclosed in GETS as soon as possible but no later than 30 days after the event has taken place.

b. For all other gifts and entertainment
All Bank related gifts and entertainment must be entered into the Bank’s GiftTracker system, regardless if you are securities licensed. If the gift or entertainment is not related to HSI then you must enter the activity in the Bank’s GIFT Tracker System - a Bank (GBM) System

➢	Where a gift/entertainment is exchanged with a Public Official, including a Politically Exposed Persons (“PEPs”), it must receive CEO pre-approval and a Worldcheck search in advance of a gift/entertainment exchange (Global Risk FIM B2.6.4).

➢	The giving or receipt of gifts in the form of cash or cash equivalents is prohibited. Please reference the Anti-Bribery Policy: Gifts, Gratuities and Entertainment and these related documents for complete details[4]:

➢	Anti-Bribery Policy: Gifts, Gratuities, and Entertainment FAQs
➢	Gifts and Entertainment Tracking System (GETS)
➢	GETS user guide
➢	Gift Tracker - a Bank (GBM) System

P.	Outside Business Activities

An outside business activity (“OBA”) includes, but is not limited to (a) engaging in any business, including a family-owned business, other than that of HSBC or its affiliates, (b) engaging in an activity by which you are employed or compensated by any person or organization other than HSBC or its affiliates, and (c) serving as an officer, director, partner, or employee of or consultant to, any other business organization. Please note that participation in OBAs such as directorships, public trusteeship, or other similar influential roles on behalf of non-group companies require additional senior management approvals.

With the exception of those exclusions expressly noted below, an employee may engage in outside activities for which he/she receives compensation only if such activities, in the opinion of the employee’s supervisor and the AMUS CCO or designee, do not present an actual or potential conflict of interest and do not have an adverse impact with respect to the employee’s job responsibilities at HSBC.

To ensure compliance with the requirements, AMUS has developed a formal disclosure and approval process for participation in an outside business activity. The

4 The Anti-Bribery Policy: Gifts, Gratuities and Entertainment, and related documents are available on the US GB&M & Wealth Management Compliance staff site.

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disclosure (and approval) of all outside business activities is facilitated through the Compliance Sentinel System (CSS).

New Outside Business Activities
Employees who wish to participate in a new OBA are required to disclose all pertinent details of the activity into CSS prior to commencing the activity and may not begin the activity until they receive written notification that the request was approved by their supervisor and reviewed by Compliance.

Pre-existing Outside Business Activities
Employees who began participating in an OBA prior to joining HSBC must also disclose all pertinent details of the activity into CSS for review by the employee’s supervisor and Compliance. Participation in the activity can be continued only after the matter has been reviewed and approved. If a determination is made that continued participation in the activity presents a real or potential conflict of interest, the employee will be contacted by their supervisor and Compliance to determine the appropriate action or actions necessary to either reduce or eliminate the conflict.

Exceptions
Generally, participation in the activities listed below is not required to be reported and approved unless compensation is received and/ or you are serving in capacity of providing any financial/ investment advice to the outside business:
➢	Social, recreational or community service organizations (country clubs, Junior League, Rotary Club, Jaycees, etc.);
➢	Religious organizations;
➢	Non-profit charitable organization (if participating as a Director, approval/disclosure is required);
➢	Educational organizations (PTA, etc.); or
➢	Homeowner associations or similar organizations.

VI.	COMPLIANCE PROCEDURES

A.	Pre-Clearance of Personal Securities Transactions

Pre-clearance procedures apply to all Access Persons and their Immediate Family (as defined by the Code) including: a) all accounts in the name of the employee, the employee’s spouse, minor children, or other family members under the same household; b) all accounts in which any of such persons have a beneficial interest; and c) all other accounts over which any such person exercises any investment discretion. Access Persons and their Immediate Family may purchase or sell a Security only if:

1.	Access Persons and their Immediate Family obtain prior approval in writing from the Compliance Department (Employee Trade Pre-Clearance Form Exhibit B);

2.	The purchase or sale is executed by the close of business on the day pre-clearance is given; and

3.	Compliance Department has not rescinded such approval and has
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communicated the withdrawal of the approval prior to execution of the transaction.

Approvals are valid until the close of business on the day approval has been granted. Accordingly, GTC (good till canceled) orders are prohibited. If a trade is not executed or is partially executed by the close of business, resubmitting a new pre-clearance form is required.

Any authorized signatory (including the Compliance Officer) may, despite the procedure for pre-clearance outlined above, refuse to authorize any transaction or require that the number of transactions being undertaken by the Covered Person be reduced if in his/her opinion, such transactions:
(a)	Involve a security that is being purchased, sold, or under consideration by the Advisory Client, or presently held by the Advisory Client;
(b)	The CCO or delegate has deemed, in his or her best judgment, the Investment Personnel is or may be privy to material non-public information concerning the security;
(c)	Affect the Covered Person’s contribution to the work of the Covered Person’s Department or placing undue burden on dealing staff for any other reason;
(d)	is otherwise prohibited under any internal policies of the Company

In the event that the employee is not in the office on the day a trade is to be undertaken, he/she may contact a Compliance Officer for permission to be arranged and documented.

Covered Persons who hold FINRA licenses with the HSI broker-dealer are also required to pre-clear through the HSI Compliance Sentinel System (CSS). See HSI Staff Dealing Policy for complete details.

VII.	REPORTING

Every Access Person shall provide reports as described below with respect to Securities in which such Access Person has any direct or indirect Beneficial Ownership. For purposes of reporting, the Code treats all securities as reportable Securities including mutual funds advised by AMUS with the exceptions noted below.

A.	Initial Holdings Reports (Exhibit C)

Access Persons must report to the Compliance Department their personal Securities holdings at the time they become an Access Person and at least annually thereafter. AMUS compliance as part of the brokerage account review maintains copies of the Employee broker statements that detail the securities holdings of the Employee.

The initial holdings report is required to be submitted by all new employees within the first ten (10) calendar days of employment, pursuant to Rule 204A-1(b)(1)(ii)(A) of the Advisers Act.

The initial holdings reports must be current as of a date not more than 45 days prior to either the individual’s becoming a Covered Person or to the date the report is submitted.
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B.	Annual Holdings Reports

AMUS Compliance requires access persons to submit an annual holdings report. To satisfy the requirement, access persons are asked to provide annual certification that they have fully disclosed all holdings. This certification is performed at calendar year end.

The annual holdings reports must be current as of a date not more than 45 days prior to either the individual’s becoming a Covered Person or to the date the report is submitted.

C.	Quarterly Transaction Reports

The quarterly transaction report must be completed and submitted to the Compliance Department no later than 30 calendar days after the close of a calendar quarter. Employees may satisfy the quarterly reporting obligation by directing their broker-dealer to have account statements or confirmations sent directly to AMUS.
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VIII.	EXEMPT TRANSACTIONS AND EXEMPT SECURITITES

A.	Exempt Transactions

The provisions of this Code do not apply to the following transactions:

➢	Any transactions in securities or in securities held in accounts over which you or your immediate family have no direct or indirect influence or control.

➢	Transactions elected pursuant to an automatic investment plan (e.g., DRIP plans, 401(k) plans, mutual fund family investment plans, 529 plans), including purchases of shares of open-end investment companies advised by AMUS through automatic payroll deduction.

➢	Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership.

➢	Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

➢	Such other specific transactions as may be exempted from time to time by a Compliance Officer. On a case-by-case basis when no abuse is involved a Compliance Officer may exempt a specific transaction from any of the provisions of the Code except the provisions set forth above under Section VI Reporting.

B.	Exempt Securities

The following types of securities are exempt from the provisions of the Code.

➢	Securities that are direct obligations of the United States Government;

➢	Money market instruments which include bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instrument;

➢	Shares of money market funds, including those advised by AMUS or its affiliates;

➢	Open-end investment companies[5], unless the adviser or a control affiliate acts as the investment adviser, or principal underwriter for the fund; and

5 ETFs are still subject to pre-clearance

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➢	Shares of unit investment trusts[6] if the unit investment trust is invested exclusively in unaffiliated mutual funds.

IX.	ADMINISTRATION OF CODE OF ETHICS

A.	Reviews

At least quarterly, the Chief Compliance Officer or his delegate will review the securities holdings and transactions of all Access Persons for any apparent conflicts of interest or violations of the Code.

B.	Investment Company Reporting

No less frequently than annually, the Compliance Department will furnish to the Board of Directors/Trustees of each Fund a written report that:

1.	With respect to the Fund, describes any issues arising under the Code since the last report to the Board of Directors/Trustees, including but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

2.	Certifies that AMUS has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

C.	Sanctions

Adherence to the Code is mandatory to ensure compliance with regulatory and Group requirements. Violations of the Code may result in the imposition of disciplinary action being taken against an employee, including but not limited to, warnings, cancellation of trades, suspension of trading privileges, up to and including termination of employment. Initial violations will generally result in a written notification or warning to the employee with increased discipline for subsequent violations. At its discretion, AMUS reserves the right to take immediate action in the event of flagrant violation(s) of the Code, even if there had been no previous sanctions. In the event of cancelled trades, any losses arising from such trades will become the responsibility of the employee. Employees should not profit from cancelled trades and, as such, may be asked to relinquish any gains.

If it is determined that a material violation of this Code has occurred, the Chief Compliance Officer shall advise the CEO and the CEO may impose sanctions as deemed appropriate including a letter of censure, personal trading suspension, disgorgement of profits, or termination of employment.

6 ETFs are still subject to pre-clearance

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X.	OTHER LAWS, RULES AND STATEMENTS OF POLICY

Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule or regulation or any other statement of policy or procedure adopted by AMUS, any Advisory Client that is a registered investment company and their affiliates or, where such law, rule, regulation policy or procedure governs the conduct of such Covered Person.

XI.	TRADING IN HSBC GROUP SECURITIES

Unless classified as a “restricted person,” as defined by the Group Secretary, employees are permitted to invest in the securities of HSBC provided they do not have any material non-public information about HSBC. Transactions in the publicly traded securities of HSBC are subject to trade pre-approval and holding period requirements as detailed in the Code. Employees may not execute a trade in any derivative instrument of any Group securities at any time (with the exception of employee option plans operated by the Group). This restriction includes, but is not limited to, the purchase or sale of equity option contracts.
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XII.	APPENDIX
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EXHIBIT A: Brokerage Account Request Form Letter

HSBC

Global Asset Management

____

____

____

____

____

____

RE: ______________________________ ____________________

Dear Sir or Madam:

This letter will serve to acknowledge that ______________________ is an employee of HSBC Global Asset Management (USA) Inc.

Per the notification requirements of Rule 407(b), I request until further notice that copies of all confirmations and statements for all accounts belonging to ______________________ be sent to the following address:

HSBC Global Asset Management (USA) Inc.
Attention: Compliance Department
452 Fifth Avenue, 7th Floor
New York, NY 10018

Should you have any questions or require additional information, please contact the Compliance Officer ______________________ at (212) 525- ______

Sincerely,

____

____

INTERNAL - HSBC Global Asset Management (USA) Inc. **REVISED 11-2014**
452 Fifth Avenue, 7th Floor, New York, NY 10018
Tel: (212) 525-2300 Fax: (212) 525-2318

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EXHIBIT B: Personal Account – Trade Pre-Clearance Form

HSBC Asset Management (USA) Inc.

PERSONAL ACCOUNT – TRADE PRE-CLEARANCE FORM

PLEASE USE A SEPARATE FORM FOR EACH SECURITY

Name of Employee (please print)	Tel. No:
Name on Account (if different)	
Broker	Account Number

Issue Name (Full Security Description)	Ticker Symbol
Quantity	☐ BUY ☐ SELL
Special Instructions	

Approvals are valid until the close of business on the day approval has been granted. Accordingly, GTC (good till canceled) orders are prohibited. If a trade is not executed by the close of business resubmitting a new pre-clearance form is required. It is each employee's responsibility to comply with all provisions of the Code. Obtaining pre-clearance satisfies the pre-clearance requirements of the Code and does not imply compliance with the Code's other provisions.

Pre-clearance procedures apply to all employees and their Immediate Family (as defined by the Code) including: a) all accounts in the name of the employee or the employee's spouse or minor children; b) all accounts in which any of such persons have a beneficial interest; and c) all other accounts over which any such person exercises any investment discretion. Please see the Code for the complete definition of Immediate Family.

By responding and signing below the employee certifies the following:

1. The employee agrees that the above order is in compliance with the Code of Ethics and is not based on knowledge of an actual client order within the previous seven (7) calendar days in the Security that is being purchased or sold, or knowledge that the Security is being considered for purchase or sale in one or more specific client accounts, or knowledge of a change or pending change of an investment management recommendation ___Yes ___No
2. If the transaction is a sale, the employee acknowledges that the Security was held for at least 30 calendar days ___Yes ___No ___ N/A
3. The employee acknowledges that the requested transaction is not a short sale or the writing of an uncovered option on a Security ___Yes ___No
4. The employee also acknowledges that he/she is not in possession of material, inside information pertaining to the Security or issuer of the Security ___Yes ___No

Employee Signature:	Date:

PLEASE RETAIN A COPY FOR YOUR RECORDS

COMPLIANCE APPROVAL

This area reserved for Compliance Department use only		
Trade has been: ☐ Approved ☐ Not Approved	Signature:	Date:

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EXHIBIT C: Initial Brokerage Account Disclosure and Holdings Report

Name of Employee / Tel. No.:______________________________/

HSBC GLOBAL ASSET MANAGEMENT (USA) INC.,

INITIAL BROKERAGE ACCOUNT DISCLOSURE AND HOLDINGS REPORT

I. BROKERAGE ACCOUNTS

Please list in the space below any brokerage accounts including those of your Immediate Family.

Check here if you have no brokerage accounts: ☐

Account Holder	Relationship to Employee	Name of Broker	Account Number	Broker's Phone Number

II. PERSONAL SECURITIES HOLDINGS

Please list all Securities in which you have Beneficial Ownership and all Securities in non-client accounts for which you make investment decisions. This includes not only Securities held by brokers, but also Securities held at home, in safe deposit boxes, by an issuer or through any account in which you have a pecuniary interest. **Attach your most recent account statement(s) listing securities in that account; if you own Securities that are not held in a brokerage account, list them below.**

Check here if you have no reportable Securities holdings: ☐

	Name of Security	Quantity	Total Value	Custodian
1.				
2.				
3.				
4.				

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III. OTHER INFORMATION

Please complete the following questions.

1. List any corporation, public or private, for profit or not for profit, of which you are an officer or director or of which you hold 5% or more of its outstanding stock and briefly describe its business activities.

2. List any partnership of which you are either general or limited partner and briefly describe for each its business activities and your status as a general or limited partner.

List any joint ventures or any other businesses in which you are engaged other than your employment with HSBC Global Asset Management (USA) Inc.

3. List any trustee or executor relationships you have other than those pertaining to your Immediate Family.

4. List any broker-dealer firms in which you or a member of your Immediate Family have equity interest or are a subordinated debt holder of.

5. List the names of any Immediate Family members employed by or affiliated with a broker-dealer firm and describe the position they hold and the related firm name.

6. List the names of issuers of privately placed securities or limited partnership interests that you have purchased or sold in the last two years.

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IV. DISCIPLINARY HISTORY

A. In the past ten years, have you:	YES	NO
1. Been convicted of or pled guilty or nolo contendere ("no contest") in a domestic, foreign, or military court to any felony?	o	o
2. Been charged with any felony?	o	o

B. In the past ten years, have you:	YES	NO
1. Been convicted of or pled guilty or nolo contendere ("no contest") in a domestic, foreign, or military court to a misdemeanor involving: investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?	o	o
2. Been charged with a misdemeanor listed in Item B(1)?	o	o

C. Has the SEC or the Commodity Futures Trading Commission (CFTC) ever:	YES	NO
1. found you to have made a false statement or omission?	o	o
2. found you to have been involved in a violation of SEC or CFTC regulations or statutes?	o	o
3. found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	o	o
4. entered an order against you in connection with investment-related activity?	o	o
5. imposed a civil money penalty on you or ordered you to cease and desist from any activity?	o	o

D. Has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:	YES	NO
1. ever found you to have made a false statement or omission, or been dishonest, unfair, or unethical?	o	o
2. ever found you to have been involved in a violation of investment-related regulations or statutes?	o	o
3. ever found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	o	o
4. in the past ten years, entered an order against you in connection with an investment-related activity?	o	o
5. ever denied, suspended, or revoked your registration or license, or otherwise prevented you by order from associating with an investment-related business or restricted your activity?	o	o

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DISCIPLINARY HISTORY continued

	YES	NO
E. Has any self-regulatory organization or commodities exchange ever:		
1. found you to have made a false statement or omission?	o	o
2. found you to have been involved in a violation of its rules (other than a violation designated as a "minor rule violation" under a plan approved by the SEC)?	o	o
3. found you to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?	o	o
4. disciplined you by expelling or suspending you from membership, barring or suspending you from association with other members, or otherwise restricting your activities?	o	o
F. Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?	o	o
G. Are you now the subject of any regulatory proceeding that could result in a "yes" answer to any part of Item C., D., or E.?	o	o
H. 1. Has any domestic or foreign court:		
a. in the past ten years, enjoined you in connection with any investment-related activity?	o	o
b. ever found that you were involved in a violation of investment-related statutes or regulations?	o	o
c. ever dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?	o	o
2. Are you now the subject of any civil proceeding that could result in a "yes" answer to any part of Item H(1)?	o	o

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V. CERTIFICATION

Complete Initial Report Certification:

Pursuant to HSBC Global Asset Management (USA) Inc.'s Code of Ethics and Insider Trading Policy and Procedures (together, the "Code"), I recognize that I must disclose or report all personal Securities transactions required to be disclosed or reported thereunder and comply in all other respects with the requirements of the Code. By signing below I certify that:

a. I have read and understand the Code;

b. the attached account statements and the accounts listed above constitute all of my brokerage accounts and those of my Immediate Family;

c. I have reported all Securities of which I have Beneficial Ownership as defined in the Code; and

d. all other information provided herein is accurate and complete;

e. I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the Code has occurred.

I understand that failure to comply in all aspects with the foregoing and these policies and procedures may lead to sanctions including dismissal.

Signature

Print Name

MM/DD/YY

Date

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EXHIBIT D: Compliance Officers

HSBC Global Asset Management (USA) Inc.

Compliance Officers

Please direct questions regarding the applicability of this Code to one of the compliance officers listed below:

Stephen Beach Chief Compliance Officer Phone: 212-525-4870 Email: stephen.x.beach@us.hsbc.com	Andrew Santulli Sr. Manager LCO Phone: 212-525-4953 Email: andrew.a.santulli@us.hsbc.com

James P. Seery Sr. Manager LCO Phone: 212-525 -2332 Email: james.p.seery@us.hsbc.com	Nicole Vipperman Sr. Manager LCO Phone: 212-525-8210 Email: nicole.x.vipperman@us.hsbc.com

Cathleen Church Sr. Manager LCO Phone: 212-525-4627 Email: cathleen.d.church@us.hsbc.com	Michael Vaccarello AVP Manager LCO Phone: 212 525-2077 Email: michael.d.vaccarello@us.hsbc.com
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